Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Announces Chief Financial Officer Changes

TEANECK, N.J., February 6, 2024 (Business Wire) – TEANECK, N.J., February 6, 2024 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (the “Company” or “Phibro”) today announced that Glenn C. David has joined Phibro and will assume the role of Chief Financial Officer effective February 9, 2024. Mr. Richard Johnson, who is currently serving as Phibro’s interim Chief Financial Officer since September 29, 2023, will continue with Phibro for a period of time in an advisory capacity to ensure a smooth transition with his successor.

Mr. David brings over 30 years of experience in commercial and financial leadership roles. Mr. David’s most recent role was Executive Vice President and Group President, US Operations, Diagnostics, Biodevices and Insurance at Zoetis Inc. Prior to that, he served as Executive Vice President and Group President, International Operations, Aquaculture, Biodevices and Insurance at Zoetis. Mr. David was the Chief Financial Officer at Zoetis from 2016-2021, where he maintained a well-capitalized and financially disciplined business, creating significant value for shareholders and earlier in his career, he served as Senior Vice President of Finance Operations for Zoetis during its Initial Public Offering in 2013. Before the Zoetis IPO, Mr. David served in various financial roles at Pfizer Inc., including Vice President of Global Finance for Pfizer Animal Health and Vice President of Finance for the U.S. Primary Care franchise.

I am very excited to welcome Glenn to Phibro. Glenn brings a wealth of knowledge and experience not only in financial matters but in the animal health industry which will be beneficial for Phibro as we continue to grow our business and bring value to our shareholders. He brings the skills and experience needed to play a key role in Phibro’s future success,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “I also want to thank Dick Johnson, who previously served as Phibro’s Chief Financial Officer for more than 18 years, for leading us through this transition period and for his help in ensuring the continued success of our business.”

Mr. David has a Bachelor of Science in Finance from Binghamton University and a Masters of Business Administration in Finance from New York University.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer, Phibro Animal Health Corporation

+1-201-329-7300

Or

investor.relations@pahc.com